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Exhibit 99

Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com
NEWS RELEASE
	Investor Contact:	David K. Erickson, 949-250-6826
	Media Contact:	Barry R. Liden, 949-250-5070

For Immediate Release

EDWARDS LIFESCIENCES REPORTS SOLID SECOND QUARTER RESULTS
AND REAFFIRMS EARNINGS OUTLOOK FOR 2003

    •    Multiple New Product Introductions Expected in Second Half of the Year

IRVINE, Calif., July 22, 2003—Edwards Lifesciences Corporation (NYSE: EW), a global leader in products and technologies to treat advanced cardiovascular disease, today reported results for the quarter ended June 30, 2003 highlighted by an improved gross profit margin and continued bottom line growth.

        Net income for the quarter was $21.1 million, or $0.34 per diluted share, compared to net income in the prior-year period of $30.6 million, or $0.50 per diluted share. Excluding the cash settlement from a favorable patent litigation last year and the loss on sale of the German perfusion service business this quarter, net income grew 11.2 percent to $23.9 million, or $0.39 per diluted share.

        "We are pleased with our bottom line results for the first half of 2003 and are looking forward to the second half of the year, when we expect to launch several important new products in our Cardiac Surgery and Vascular franchises," said Michael A. Mussallem, Edwards Lifesciences' chairman and CEO. "Our technology investments are now generating a number of innovative therapies that position us for accelerating growth in 2004 and beyond."

        Second quarter sales of $217.8 million increased 26.0 percent compared to the same quarter of last year. Sales increased 9.2 percent excluding the favorable impact of the October 2002 acquisition of the Japan cardiovascular business (the "Japan Consolidation"). Foreign exchange (FX) contributed 6.6 percent to the quarter's growth, and underlying sales growth was 2.6 percent.

Sales Results

        For the second quarter, the Company reported Cardiac Surgery sales of $108.5 million, a 16.9 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, growth was 13.1 percent. FX contributed 6.0 percent to the growth, and underlying sales growth was 7.1 percent. The Company's superior PERIMOUNT pericardial tissue valves and its valve repair products continue to drive growth in this product line. "While this quarter's PERIMOUNT sales growth was modestly lower than its typical double-digit rate, the heart valve market remains strong and conversion to tissue valves continues," said Mussallem.

        "In the second half of this year we plan to launch an impressive line-up of new Cardiac Surgery technologies, including TRICENTRIX, a mitral valve implantation aid; the PERIMOUNT Magna pericardial heart valve; the Optimaze cardiac ablation system; an ischemic mitral valve repair system; and Embol-X, an embolic protection device. We're confident that these new products, combined with solid heart valve market fundamentals, will generate Cardiac Surgery sales growth of at least 10 percent this year," Mussallem said.

        Critical Care sales were $68.8 million, a 24.6 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, growth was 9.6 percent. FX contributed 7.2 percent to the growth, and underlying sales grew 2.4 percent. The underlying increase was a result of stronger pressure monitoring sales and the ongoing conversion from base to more advanced, higher-margin technology catheter products.

        Vascular sales were $14.0 million, a 7.7 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, growth was 2.8 percent. FX contributed 7.7 percent to the growth, and underlying sales declined 4.9 percent. "Lifepath AAA contributed to this product line as momentum builds in Europe and as we continue our U.S. clinical trials," said Mussallem. "We remain very enthusiastic about our peripheral stent initiative and expect to begin rolling out our innovative LifeStent product line in the third quarter."

        Second quarter Perfusion sales were $15.1 million, a 36.0 percent increase compared to the same quarter last year. Excluding the Japan Consolidation, sales declined 9.0 percent. FX contributed 4.3 percent to the growth, and underlying sales declined 13.3 percent as a result of the ongoing reduction in sales of low-margin distributed products. As previously announced, the Company sold its German perfusion services business earlier this month.

        Sales of Other Distributed Products were $11.4 million in the quarter. Underlying sales declined 0.8 percent excluding the Japan Consolidation and the impact of FX.

        Domestic and international sales were $97.5 million and $120.3 million for the quarter, respectively.

Additional Operating Results

        For the quarter, Edwards' gross profit margin was 58.9 percent versus 56.9 percent recorded for the second quarter of last year. The improvement in margin over the year ago period was due to increased sales of higher margin products, manufacturing volume and one-time items, partially offset by the impact of FX.

        Selling, general and administrative (SG&A) expenses were $75.8 million for the quarter, or 34.8 percent of sales. SG&A was higher than the year ago quarter mainly due to the Japan Consolidation and the impact of FX, as the stronger Euro impacted expenses by approximately $4 million.

        Research and development (R&D) investments of $18.0 million increased 8.4 percent compared to the prior year quarter due primarily to the Company's investments in atrial fibrillation and endovascular technologies.

        In the quarter, the Company recorded a $3.3 million pretax loss related to the divestiture of its German perfusion services business.

        At June 30, the Company's total debt was $307.3 million and the debt to total capital ratio was 35.5 percent. During the quarter, the Company repurchased approximately 984,000 shares of common stock for $28.4 million under its two stock repurchase plans. To date, the Company has repurchased approximately 2.6 million shares of common stock of the 4.0 million total shares authorized under both plans.

Six-Month Results

        Net income for the six months ended June 30, 2003 was $35.6 million compared to net income of $51.4 million for the same period of 2002. Excluding the cash settlement from a favorable patent litigation last year, the first quarter 2003 in-process R&D charge, and the loss on sale of the German perfusion service business this quarter, net income for the six months ended June 30, 2003 increased 15.8 percent to $49.0 million compared to the same period in 2002.

        Sales for the first six months of 2003 totaled $430.3 million, an increase of 28.4 percent compared to the same period last year. Sales increased 11.9 percent excluding the favorable impact of the Japan Consolidation. FX contributed 6.5 percent to the period's growth, and underlying sales grew 5.4 percent. Domestic and international sales for the six months were $194.5 million and $235.8 million, respectively.

2003 Outlook

        "Given our first half 2003 results, it will be challenging to reach our 7 to 9 percent full year underlying sales growth goal. However, we remain on track to achieve our other previously stated 2003 goals of increasing R&D investments at or above the underlying sales growth rate, growing net income 14 to 16 percent and generating free cash flow of $85 to $90 million. Finally, we are comfortable with the analysts' consensus estimate for the full year 2003," concluded Mussallem.

About Edwards Lifesciences

        Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world, and the global leader in acute hemodynamic monitoring. Headquartered in Irvine, Calif., Edwards focuses on four main cardiovascular disease states: heart valve disease, coronary artery disease, peripheral vascular disease and congestive heart failure. The company's global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, Swan-Ganz, Lifepath AAA and Fogarty. Additional company information can be found at www.edwards.com.

Conference Call, Web Cast and Supplemental Financial Information

        Edwards Lifesciences will be hosting a conference call today at 4:30 p.m. EDT to discuss the results of the second quarter. To participate in the conference call, dial 877-407-8037 or 201-689-8037. Additionally, the call can be accessed via live Web cast on the "Investor Information" section of the Edwards' Web site at http://www.edwards.com or http://www.edwards.com/AboutUs/InvestorInformation/Events/ConferenceCalls.aspx. A telephonic replay can be accessed for 72 hours by dialing 877-660-6853 or 201-612-7415 and using account number 2995 and passcode 71725. The call will also be archived on the Web site listed above.

This news release includes forward-looking statements that involve risks and uncertainties including those related to product launches expected in the second half of the year; expected product line sales and growth in 2004 and beyond; PERIMOUNT sales growth; the fundamental strength of the heart valve market and the conversion to tissue valves; European sales and U.S. clinical trials of the Lifepath AAA graft system; the introduction of the LifeStent product line; the achievement of 2003 goals for sales growth, R&D investment, net income growth and free cash flow generation; and more generally, the ability to generate growth through product development and/or acquisition; the ability to generate and maintain sufficient cash resources to increase investment in growth opportunities, repay debt or repurchase shares; the impact of foreign exchange; timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; the effect of changing economic conditions; and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

Edwards Lifesciences, Edwards, Optimaze, PERIMOUNT Magna and TRICENTRIX are trademarks of Edwards Lifesciences Corporation. Carpentier-Edwards, Cosgrove-Edwards, Embol-X, Fogarty, Lifepath AAA, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office. LifeStent is a trademark of Edwards Lifesciences AG.

Edwards Lifesciences Corporation
Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)
	2003	2002	2003	2002
Net sales	$217.8	$172.8	$430.3	$335.1
Cost of goods sold	89.6	74.4	178.7	143.5

Gross profit	128.2	98.4	251.6	191.6

Selling, general and administrative expenses	75.8	54.3	147.2	105.0
Research and development expenses	18.0	16.6	37.0	32.0
Purchased in-process research and development expenses	0.0	0.0	11.8	0.0
Loss on sale of business	3.3	0.0	3.3	0.0
Other operating income	0.0	(3.6)	0.0	(7.4)

Operating income	31.1	31.1	52.3	62.0
Interest expense, net	3.5	3.0	6.2	5.8
Other income, net	(1.4)	(15.7)	(5.0)	(15.7)

Income before provision for income taxes	29.0	43.8	51.1	71.9
Provision for income taxes	7.9	13.2	15.5	20.5
Net income	$21.1	$30.6	$35.6	$51.4

Weighted average common shares outstanding used to calculate basic earnings per share	59.0	59.3	58.9	59.3
Basic earnings per share	$0.36	$0.52	$0.60	$0.87

Weighted average common shares outstanding used to calculate diluted earnings per share	61.4	61.5	61.1	61.7
Diluted earnings per share	$0.34	$0.50	$0.58	$0.83

Operating Statistics
As a percentage of net sales:
Gross profit	58.9%	56.9%	58.5%	57.2%
Selling, general and administrative expenses	34.8%	31.4%	34.2%	31.3%
Research and development expenses	8.3%	9.6%	8.6%	9.5%
Operating income	14.3%	18.0%	12.2%	18.5%
Income before provision for income taxes	13.3%	25.3%	11.9%	21.5%
Net income	9.7%	17.7%	8.3%	15.3%
Effective tax rate	27.2%	30.1%	30.3%	28.5%

Edwards Lifesciences Corporation
Unaudited Balance Sheets

(in millions)	June 30, 2003	March 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$50.7	$29.8
Accounts and other receivables, net	124.4	124.9
Inventories, net	125.6	116.3
Deferred income taxes	28.4	29.2
Prepaid expenses and other current assets	59.1	50.9

Total current assets	388.2	351.1
Property, plant and equipment, net	205.8	205.1
Goodwill	333.8	333.8
Other intangible assets, net	81.8	69.5
Investments in unconsolidated affiliates	21.5	23.2
Other assets	48.2	53.2

Total assets	$1,079.3	$1,035.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$186.1	$189.6
Long term debt	307.3	276.9
Other liabilities	27.3	26.4
Stockholders' equity
Common stock	61.8	60.4
Additional contributed capital	434.8	416.0
Retained earnings	179.0	157.9
Accumulated other comprehensive income	(48.9)	(51.6)
Common stock in treasury, at cost	(68.1)	(39.7)

Total stockholders' equity	558.6	543.0

Total liabilities and equity	$1,079.3	$1,035.9

        The following tables reconcile GAAP results to the results stated in this press release that are not prepared in conformity with GAAP. These non-GAAP results reflect the impact of the Japan Consolidation, FX and/or non-recurring items. Management has determined that inclusion of these non-GAAP results provides a more meaningful comparison of the Company's operating results for the periods presented and of ongoing operations.

Edwards Lifesciences Corporation
2Q 2003 Unaudited Reconciliation of Consolidated Statement of Operations

		Pro Forma Adjustment
(in millions, except per share data)	GAAP 2Q 2003	Loss on Sale of Business	Non-GAAP 2Q 2003
Net sales	$217.8		$217.8
Cost of goods sold	89.6		89.6

Gross profit	128.2		128.2
Selling, general and administrative expenses	75.8		75.8
Research and development expenses	18.0		18.0
Loss on sale of business	3.3	$(3.3)	0.0

Operating income	31.1	3.3	34.4
Interest expense, net	3.5		3.5
Other income, net	(1.4)		(1.4)

Income before provision for income taxes	29.0	3.3	32.3
Provision for income taxes	7.9	0.5	8.4

Net income	$21.1	$2.8	$23.9

Weighted average common shares outstanding used to calculate basic earnings per share	59.0		59.0
Basic earnings per share	$0.36	$0.05	$0.41

Weighted average common shares outstanding used to calculate diluted earnings per share	61.4		61.4
Diluted earnings per share	$0.34	$0.05	$0.39

Operating Statistics
As a percent of net sales:
Gross profit	58.9%		58.9%
Selling, general and administrative expenses	34.8%		34.8%
Research and development expenses	8.3%		8.3%
Operating income	14.3%		15.8%
Income before provision for income taxes	13.3%		14.8%
Net income	9.7%		11.0%
Effective tax rate	27.2%		26.0%

Unaudited Reconciliation of Non-GAAP Net Income Growth

	2Q 2002	YTD 2002
GAAP net income	$30.6	$51.4
Medtronic royalty payment	(9.1)	(9.1)

Non-GAAP net income	$21.5	$42.3

	2Q 2003	YTD 2003
GAAP net income	$21.1	$35.6
Purchased in-process research and development expenses	0.0	10.6
Loss on sale of business	2.8	2.8

Non-GAAP net income	$23.9	$49.0
Non-GAAP net income growth	11.2%	15.8%

Edwards Lifesciences Corporation
Unaudited Reconciliation of Sales by Product Line and Region
(in millions)

				Growth Rate Adjustments
Sales by Product Line	2Q 2002	2Q 2003	GAAP Growth Rate	Japan Consolidation	Foreign Exchange	Underlying Growth Rate
Cardiac Surgery	$92.8	$108.5	16.9%	3.8%	6.0%	7.1%
Critical Care	55.2	68.8	24.6%	15.0%	7.2%	2.4%
Vascular	13.0	14.0	7.7%	4.9%	7.7%	(4.9)%
Perfusion	11.1	15.1	36.0%	45.0%	4.3%	(13.3)%
Other Distributed Products	0.7	11.4	NM	NM	8.3%	(0.8)%

Total Sales	$172.8	$217.8	26.0%	16.8%	6.6%	2.6%

				Growth Rate Adjustments
Sales by Product Line	1H 2002	1H 2003	GAAP Growth Rate	Japan Consolidation	Foreign Exchange	Underlying Growth Rate
Cardiac Surgery	$180.5	$215.9	19.6%	3.4%	5.7%	10.5%
Critical Care	107.8	135.1	25.3%	13.3%	7.2%	4.8%
Vascular	24.8	27.8	12.1%	5.5%	7.3%	(0.7)%
Perfusion	20.6	28.8	39.8%	45.7%	4.2%	(10.1)%
Other Distributed Products	1.4	22.7	NM	NM	8.9%	(3.2)%

Total Sales	$335.1	$430.3	28.4%	16.5%	6.5%	5.4%

Sales by Region	2Q 2003	1H 2003
United States	$97.5	$194.5
Europe	50.6	97.7
Japan	48.8	97.9
Rest of World	20.9	40.2

International	120.3	235.8

Total	$217.8	$430.3

QuickLinks

  Exhibit 99
Edwards Lifesciences Corporation Unaudited Consolidated Statements of Operations
Edwards Lifesciences Corporation Unaudited Balance Sheets
Edwards Lifesciences Corporation 2Q 2003 Unaudited Reconciliation of Consolidated Statement of Operations
Unaudited Reconciliation of Non-GAAP Net Income Growth
Edwards Lifesciences Corporation Unaudited Reconciliation of Sales by Product Line and Region (in millions)